ORION GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2019 RESULTS

Houston, Texas, May 9, 2019 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported financial results for the first quarter ended March 31, 2019. First quarter highlights are discussed below.

First Quarter 2019 Highlights

•
Contract revenues were $143.1 million, up nearly 5% from $136.8 million for the first quarter of 2018 driven by the release of pent up Concrete segment construction activity following significant project delays resulting from unfavorable weather patterns in the second half of 2018.

•	Operating loss was $6.2 million for the first quarter of 2019 compared to operating income of $7.1 million for the first quarter of 2018.

•	Net loss was $7.9 million ($0.27 diluted loss per share) for the first quarter of 2019 compared to net income of $4.1 million ($0.14 diluted earnings per share) for the first quarter of 2018.

•
The first quarter 2019 operating loss and net loss included $1.5 million ($0.04 per diluted share) of non-recurring costs related to professional and other fees as part of the Company's business process review and process improvement planning. Results also include increased tax valuation allowances. First quarter 2019 adjusted net loss was $6.0 million ($0.21 diluted loss per share). (Please see page 8 of this release for a reconciliation of adjusted net loss.)

•
EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $2.4 million in the first quarter of 2019, which compares to adjusted EBITDA of $8.4 million for the first quarter of 2018. (Please see page 9 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

•	Backlog remained near record highs at $411 million on a first quarter book-to-bill of 0.80x.
“With respect to our first quarter results, our revenues increased compared to last year as our Concrete segment resumed project activity at more normal levels following several months of delays due to heavy rains and disruptive weather patterns throughout our key Texas markets,” stated Mark Stauffer, Orion Group Holding’s President and Chief Executive Officer. “Concrete margins remained depressed, however, as the weather-related delays from the second half of 2018 and into the first quarter this year translated into substantial increased labor cost that weighed on the profitability of a number of jobs in progress over the course of the first quarter. With that said, we are pleased with the $90 million of concrete projects booked in the first three months of the year that should lead to improving margins as the year progresses. Revenues for our Marine segment were down slightly relative to the first quarter of 2018 reflecting the timing of the start-up of projects in backlog. Marine margins were lower year-over-year as a result of the timing and mix of projects, which resulted in an increase in unabsorbed labor and equipment costs during the first quarter of 2019 and work on certain higher margin projects in the first quarter of 2018.

Mr. Stauffer continued, “While the first quarter is normally our seasonally weakest quarter, our results did not meet our expectations. However, given the project activity we are currently engaged in across both of our segments, coupled with our backlog, which was approximately 16% higher at the end of the first quarter of 2019 than the same point last year, and sizeable new project awards we have won since the end of the first quarter, we expect to generate year-over-year top-line growth in 2019, and we anticipate improving results as 2019 progresses with improved EBITDA for full year 2019 relative to the prior year.”

Consolidated Results for First Quarter 2019 Compared to First Quarter 2018

•
Contract revenues were $143.1 million, up 4.6% as compared to $136.8 million. The increase was primarily attributable to improvement in the Concrete segment, which resumed production on a more normal basis that had been impacted due to unfavorable weather patterns during the second half of 2018.

•
Gross profit was $10.2 million, as compared to $15.8 million. Gross profit margin was 7.1%, as compared to 11.6%. The decrease reflects the impact of a less favorable project mix and an increase in unabsorbed labor and equipment costs in the Marine segment, along with margin deterioration on a number of Concrete segment projects resulting from weather-related delays in prior periods.

•
Selling, General, and Administrative expenses were $16.8 million, as compared to $15.0 million. The increase predominantly reflects $1.5 million of non-recurring professional and other fees related to the Company’s business process review and the development of ISG performance improvement initiatives.

•
Operating loss was $6.1 million as compared to operating income of $7.1 million. The operating loss in the first quarter of 2019 reflects the aforementioned factors that reduced gross margins, the business process review and ISG-related professional and other fees of $1.5 million, and by a $5.4 million non-recurring gain resulting from a legal settlement in the first quarter of 2018.

•
EBITDA was $0.9 million, representing a 0.6% EBITDA margin, as compared to EBITDA of $13.8 million, or a 10.1% EBITDA margin. When adjusted for the aforementioned charges and other non-recurring costs, adjusted EBITDA for the first quarter of 2019 was $2.4 million, representing a 1.7% EBITDA margin. (Please see page 9 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure.)

Backlog

Backlog of work under contract as of March 31, 2019 was $411 million, which compares with backlog under contract at March 31, 2018 of $355 million, an increase of 15.8%.  The first quarter 2019 end backlog was comprised of $219 million of Marine segment projects, and $192 million of work for the Concrete segment. Currently, the Company has $1.1 billion worth of bids outstanding, including approximately $86 million on which it is the apparent low bidder, or have been awarded contracts subsequent to the end of the first quarter of 2019, of which approximately $74 million pertains to the Marine segment and approximately $12 million to the Concrete segment.

“During the first quarter, we bid on approximately $1.1 billion of work and were successful on approximately $114 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer. “This resulted in a 0.80 times book-to-bill ratio and a win rate of 10.6%. In the Marine segment, we bid on approximately $500 million during the first quarter 2019 and were successful on $24 million, representing a win rate of 4.8% and a book-to-bill ratio of 0.39 times. In the Concrete segment we bid on approximately $579 million of work and were awarded approximately $90 million, representing a win rate of 15.6% and a book-to-bill ratio of 1.10 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Scale and Growth Initiatives

“We made major strides in Orion’s operational transformation during the first quarter with our business process review and the development of our Invest, Scale and Grow or ISG initiatives,” stated Mr. Stauffer. “We’ve identified a number of specific opportunities across our organization, specifically in labor management, equipment management, and corporate processes, that we expect to lead to improved performance in future periods. As we stated when we announced this process, we will provide an update at the conclusion of our process, which we estimate will occur during the second quarter.”

Credit Facility

Subsequent to the end of the quarter, the Company amended its Credit Agreement with the goal of providing greater flexibility. The amendment waives the leverage ratio for the first quarter of 2019, and sets the leverage ratio based on defined adjusted EBITDA at 9.50 times for the second quarter of 2019, 6.25 times for the third quarter 2019, 4.00 times for the fourth quarter of 2019, and reverts back to 3.00 times in the first quarter of 2020. The amendment reduces the revolver portion of the credit facility to $50 million, which the Company believes is more than adequate for its working capital needs. As a result of this amendment, the Company will take an approximately $1.3 million non-cash charge in the second quarter of 2019, related to unamortized loan costs associated with the prior credit facility. The new fees associated with the amendment are approximately $0.8 million and will be amortized over the remaining term of the facility.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2019 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 9, 2019. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. First Quarter 2019 Earnings Conference Call toll free at (855) 478-9690 for Domestic callers and (678) 509-7639 for International callers; participant code: 2252109.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes affect the comparability of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiatives” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2019, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended March 31,
	2019	2018
Contract revenues	143,105	136,843
Costs of contract revenues	132,886	121,021
Gross profit	10,219	15,822
Selling, general and administrative expenses	16,770	15,014
Gain from sale of assets, net	(374)	(813)
Other gain from continuing operations	—	(5,448)
Operating (loss) income	(6,177)	7,069
Other (expense) income:
Other income	23	(2)
Interest income	148	—
Interest expense	(1,325)	(1,477)
Other expense, net	(1,154)	(1,479)
(Loss) income before income taxes	(7,331)	5,590
Income tax expense	593	1,489
Net (loss) income	$(7,924)	$4,101

Basic (loss) income per share	$(0.27)	$0.15
Diluted (loss) income per share	$(0.27)	$0.14
Shares used to compute (loss) income per share
Basic	28,927,406	28,143,791
Diluted	28,927,406	28,369,762

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended March 31,
	2019	2018
Marine
Contract revenues	$61,487	$62,791
Operating (loss) income	(6,456)	6,265

Concrete
Contract revenues	$81,618	74,052
Operating income	279	804

Orion Group Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Net Loss
(In thousands, except per share information)
(Unaudited)

	Three months ended March 31,
	2019	2018
Net (loss) income	$(7,924)	$4,101
One-time charges and the tax effects:
ISG review process	1,547	—
Legal settlement	—	(5,448)
Tax rate of 23% applied to one-time charges	(356)	1,253
Total one-time charges and the tax effects	1,191	(4,195)
Federal and state tax valuation allowances	747	—
Adjusted net loss	$(5,986)	$(94)
Adjusted EPS	$(0.21)	$—

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended March 31,
	2019	2018
Net (loss) income	$(7,924)	$4,101
Income tax expense	593	1,489
Interest expense, net	1,177	1,477
Depreciation and amortization	7,040	6,780
EBITDA (1)	886	13,847
ISG review process	1,547	—
Legal settlement	—	(5,448)
Adjusted EBITDA(2)	$2,433	$8,399
Operating (loss) income margin (3)	(4.3)%	5.2%
Impact of depreciation and amortization	4.9%	4.9%
Impact of ISG review process	1.1%	—%
Impact of legal settlement	—%	(4.0)%
Adjusted EBITDA margin(2)	1.7%	6.1%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for project adjustments, accounts receivable reserves and goodwill impairment charges. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Three months ended March 31,		Three months ended March 31,
	2019	2018	2019	2018
Operating (loss) income	(6,456)	6,265	279	804
Other income (expense), net	2,884	2,329	(2,861)	(2,331)
Depreciation and amortization	4,946	4,731	2,094	2,049
EBITDA (1)	1,374	13,325	(488)	522
ISG review process	821	—	726	—
Legal settlement	—	(5,448)	—	—
Adjusted EBITDA(2)	$2,195	$7,877	$238	$522
Operating (loss) income margin (3)	(5.8)%	13.7%	(3.2)%	(2.1)%
Impact of depreciation and amortization	8.1%	7.5%	2.6%	2.8%
Impact of ISG review process	1.3%	—%	0.9%	—%
Impact of legal settlement	—%	(8.7)%	—%	—%
Adjusted EBITDA margin (2)	3.6%	12.5%	0.3%	0.7%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2) Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for project adjustments, accounts receivable reserves and goodwill impairment charges. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	March 31, 2018	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,625	$8,684
Accounts receivable:
Trade, net of allowance of $4,280 and $4,280, respectively	84,482	77,641
Retainage	34,382	30,734
Other current	3,064	4,257
Income taxes receivable	600	467
Inventory	910	1,056
Costs and estimated earnings in excess of billings on uncompleted contracts	15,133	9,217
Prepaid expenses and other	4,853	5,000
Total current assets	146,049	137,056
Property and equipment, net of depreciation	136,841	148,003
Operating lease right-of-use assets, net of amortization	22,002	—
Financing lease right-of-use assets, net of amortization	8,618	—
Inventory, non-current	7,534	7,598
Intangible assets, net of amortization	14,127	14,787
Other non-current	5,620	5,426
Total assets	$340,791	$312,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$2,950	$2,946
Accounts payable:
Trade	42,611	42,023
Retainage	622	736
Accrued liabilities	13,631	18,840
Taxes payable	533	—
Billings in excess of costs and estimated earnings on uncompleted contracts	35,865	21,761
Current portion of operating lease liabilities	5,595	—
Current portion of financing lease liabilities	2,875	—
Total current liabilities	104,682	86,306
Long-term debt, net of debt issuance costs	76,492	76,119
Operating lease liabilities	17,109	—
Financing lease liabilities	4,862	—
Other long-term liabilities	3,151	8,759
Deferred income taxes	83	49
Interest rate swap liability	336	52
Total liabilities	206,715	171,285
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 29,786,007 and 29,611,989 issued; 29,074,776 and 28,900,758 outstanding at December 31, 2018 and December 31, 2017, respectively	297	296
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2018 and December 31, 2017, respectively	(6,540)	(6,540)
Other comprehensive loss	(336)	(52)
Additional paid-in capital	180,440	179,742
Retained loss	(39,785)	(31,861)
Total stockholders’ equity	134,076	141,585
Total liabilities and stockholders’ equity	$340,791	$312,870

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(7,924)	$4,101
Adjustments to reconcile net (loss) income to net cash (used in) provided by
Operating activities:
Depreciation and amortization	7,040	6,780
Deferred financing cost amortization	84	337
Deferred income taxes	34	1,117
Stock-based compensation	664	334
Gain on sale of property and equipment	(374)	(813)
Other gain from continuing operations	—	(5,448)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(9,296)	10,954
Notes receivable	104	—
Income tax receivable	(133)	(49)
Inventory	210	688
Prepaid expenses and other	151	(437)
Costs and estimated earnings in excess of billings on uncompleted contracts	(5,916)	3,300
Accounts payable	474	(9,505)
Accrued liabilities	(1,683)	(2,283)
Income tax payable	533	(19)
Billings in excess of costs and estimated earnings on uncompleted contracts	14,104	1,846
Other	—	(286)
Net cash (used in) provided by operating activities	(1,928)	10,617
Cash flows from investing activities:
Proceeds from sale of property and equipment	400	306
Purchase of property and equipment	(3,862)	(4,346)
Contributions to CSV life insurance	(301)	(146)
Proceeds from return of investment	—	93
Insurance claim proceeds related to property and equipment	—	1,150
Net cash used in investing activities	(3,763)	(2,943)
Cash flows from financing activities:
Borrowings from Credit Facility	11,000	—
Payments made on borrowings from Credit Facility	(10,750)	(8,375)
Loan costs from Credit Facility	43	—
Capital lease liability	(696)	—
Exercise of stock options	35	816
Net cash used in financing activities	(368)	(7,559)
Net change in cash and cash equivalents	(6,059)	115
Cash and cash equivalents at beginning of period	8,684	9,086
Cash and cash equivalents at end of period	$2,625	$9,201